EXHIBIT 10.16


                         JONES LANG LASALLE INCORPORATED
                         -------------------------------
                               SEVERANCE PAY PLAN
                               ------------------

              (As Amended and Restated Effective September 1, 2005)

                         JONES LANG LASALLE INCORPORATED
                               SEVERANCE PAY PLAN

                AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2005


     I, Nazneen Razi, am the Chief Human Resources Officer for Jones Lang LaSalle Americas, Inc., and the Administrator of the Jones Lang LaSalle Incorporated Severance Pay Plan (the "Plan"). The Plan originally was established effective June 1, 1998. Pursuant to the authority granted to me under subsection 7.7 of the Plan, the Plan is hereby amended and restated in the form attached hereto, with an "effective date" of September 1, 2005. All previous versions of the Plan are superseded by the attached Plan, as amended and restated effective September 1, 2005.


_____________________________
Nazneen Razi
Chief Human Resources Officer
Jones Lang LaSalle Americas, Inc.


Dated:_______________________

                                TABLE OF CONTENTS
                                -----------------

                                                                     PAGE
                                                                     ----

SECTION 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.1     Purpose.. . . . . . . . . . . . . . . . . . . . . . .   1
        1.2     Effective Date, Plan Year.. . . . . . . . . . . . . .   1
        1.3     Employers.. . . . . . . . . . . . . . . . . . . . . .   1
        1.4     Administration. . . . . . . . . . . . . . . . . . . .   2
        1.5     Plan Supplements. . . . . . . . . . . . . . . . . . .   2

SECTION 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Eligibility for Participation . . . . . . . . . . . . . . . . . .   2
        2.1     Participants. . . . . . . . . . . . . . . . . . . . .   2
        2.2     Conditions of Ineligibility.. . . . . . . . . . . . .   3

SECTION 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    Plan Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        3.1     Pay.. . . . . . . . . . . . . . . . . . . . . . . . .   5
        3.2     Full Years of Continuous Service. . . . . . . . . . .   5
        3.3     Base Severance. . . . . . . . . . . . . . . . . . . .   6
        3.4     Enhanced Severance. . . . . . . . . . . . . . . . . .   6
        3.5     Conditions to Payment of Enhanced Severance Benefits.  11
        3.6     Repayments and Forfeitures. . . . . . . . . . . . . .  11
        3.7     Offset for Other Benefits or Amounts Due. . . . . . .  12
        3.8     Non-Solicitation of Employees and Clients.. . . . . .  12
        3.9     Continuation Coverage Benefits. . . . . . . . . . . .  12
        3.10    Benefits for Former Motorola Employees. . . . . . . .  12
        3.11    Benefits for Former Procter & Gamble Employees. . . .  13

SECTION 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Payment of Benefits . . . . . . . . . . . . . . . . . . . . . . .  13
        4.1     Release.. . . . . . . . . . . . . . . . . . . . . . .  13
        4.2     Form of Payment.. . . . . . . . . . . . . . . . . . .  13
        4.3     Death Benefits. . . . . . . . . . . . . . . . . . . .  14


                                      -i-

SECTION 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    Financing Plan Benefits . . . . . . . . . . . . . . . . . . . . .  14

SECTION 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    Reemployment. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        7.1     Information to be Furnished by Participants.. . . . .  15
        7.2     Employment Rights.. . . . . . . . . . . . . . . . . .  15
        7.3     Employer's and Administrator's Decision Final . . . .  15
        7.4     Evidence. . . . . . . . . . . . . . . . . . . . . . .  15
        7.5     Uniform Rules.. . . . . . . . . . . . . . . . . . . .  15
        7.6     Gender and Number.. . . . . . . . . . . . . . . . . .  16
        7.7     Action by Employer. . . . . . . . . . . . . . . . . .  16
        7.8     Controlling Laws. . . . . . . . . . . . . . . . . . .  16
        7.9     Interests Not Transferable. . . . . . . . . . . . . .  16
        7.10    Mistake of Fact.. . . . . . . . . . . . . . . . . . .  16
        7.11    Severability. . . . . . . . . . . . . . . . . . . . .  16
        7.12    Withholding.. . . . . . . . . . . . . . . . . . . . .  16
        7.13    Effect on Other Plans or Agreements.. . . . . . . . .  17
        7.14    Non-Duplication.. . . . . . . . . . . . . . . . . . .  17
        7.15    No Vested Rights. . . . . . . . . . . . . . . . . . .  17

SECTION 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    Amendment and Termination . . . . . . . . . . . . . . . . . . . .  17
        8.1     Amendment and Termination.. . . . . . . . . . . . . .  17
        8.2     Notice of Amendment or Termination. . . . . . . . . .  17

                         JONES LANG LASALLE INCORPORATED
                         -------------------------------
                               SEVERANCE PAY PLAN
                               ------------------

                 (As Amended and Restated Effective May 1, 2004)


                                    SECTION 1

                                  INTRODUCTION

1.1  PURPOSE.

     Jones Lang LaSalle Incorporated (the "Company") has established the Jones Lang LaSalle Incorporated Severance Pay Plan (the "Plan") to enable the Company and its subsidiaries and certain affiliates that adopt the Plan with the Company's consent to provide severance benefits to eligible employees who involuntarily terminate employment with the Company or its subsidiaries or certain affiliates. Severance benefits for eligible employees shall be determined exclusively under the Plan. The Plan, as set forth herein, shall constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Act of 1974 ("ERISA").

1.2  EFFECTIVE  DATE,  PLAN  YEAR.

     The Plan was originally established effective June 1, 1998. The "effective date" of the Plan, as amended and restated, is May 1, 2004. The terms of the Plan apply, on and after the effective date, to each participant who terminates employment with an Employer on or after that date, and such employees will be entitled to benefits only if they satisfy each of the Plan's requirements for participation and benefits. A "Plan Year" is the 12-month period beginning on January 1 and ending on the following December 31.

1.3  EMPLOYERS.

     Any subsidiary or affiliate of the Company may adopt the Plan with the Company's consent. A "subsidiary" of the Company is any corporation more than 50 percent of the voting stock of which is owned, directly or indirectly by the Company. An "affiliate" of the Company is any business entity in which the Company does not own more than 50 percent of the voting stock, but which exists to spend all or a substantial part of its time to service the Company or its subsidiaries. Currently, Jones Lang LaSalle Americas, Inc. and LaSalle Investment Management, Inc. are the only participating employers in the Plan other than the Company. Thus, the Company, Jones Lang LaSalle Americas, Inc. and LaSalle Investment Management, Inc. are referred to below collectively as the "Employers" and sometimes individually as an "Employer."

1.4  ADMINISTRATION.

     The Plan is administered by the Chief Human Resources Officer of Jones Lang LaSalle Americas, Inc. (the "Administrator"). The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The Administrator, from time to time, may also appoint such individuals to act as the Company's representatives as the Administrator considers necessary or desirable for the effective administration of the Plan. In administering the Plan, the Administrator shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. The Administrator shall have the discretionary authority to grant or deny benefits under this Plan. Benefits under this Plan will be paid only if the Administrator decides in his or her discretion that the applicant is entitled to them. Any notice or document required to be given or filed with the Company will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Company, attention Severance Pay Plan Administrator, at Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

1.5  PLAN  SUPPLEMENTS.

     The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and the supplement(s).

                                    SECTION 2

                          ELIGIBILITY FOR PARTICIPATION


2.1  PARTICIPANTS.

     Subject to the conditions and limitations of the Plan, the Plan is applicable to each regular employee whose employment with the Employer is terminated for reasons described below, and who is not otherwise ineligible for severance pay under subsection 2.2. In addition, the Plan is applicable to GEC Participants as defined in subsection 3.4(e) to the extent provided therein and to Modified Participants as defined in subsection 3.4(f) to the extent provided therein. A "regular employee" means an employee of an Employer who is eligible for coverage under the Employer's medical benefit plan, who spends all or substantially all of his or her time on Employer matters, and who is not covered by a written employment agreement or severance agreement, unless such agreement specifically provides for participation in the Plan. Notwithstanding the foregoing, a "regular employee" also includes: (i) "Hired Employees" as that term is defined in the February 25, 2002 Employee Matters Agreement between Jones Lang LaSalle Americas, Inc., LPI Service Corporation, and Motorola, Inc. (the "Agreement") (hereinafter referred to as "Former Motorola Employees"); and
(ii) Janet Kissel and Timothy McParlane (hereinafter referred to as "Former Procter & Gamble Employees"). The Plan does not apply to the following employees of an Employer:

     (a)  those who  are  covered  by  a  collective  bargaining agreement;

     (b) those who are performing services for an Employer pursuant to the terms of an individual agreement (i.e., as an independent contractor) or a leasing arrangement with another entity (i.e., as a leased employee); and

     (c) except in the case of the GEC Participants, those who perform all or most of their services outside the United States.

A regular employee described above who satisfies each of the conditions and limitations of the Plan (including subsection 2.2) will become a participant in the Plan on the date the participant's employment with an Employer ends due to involuntary termination on account of (1) job elimination, (2) permanent reduction in work force, or (3) permanent shut down of a facility, department or subdivision. The Plan Administrator shall have sole and exclusive discretion to determine whether an involuntary termination is on account of any such event. A GEC Participant will also become a participant in the Plan on the date he or she becomes eligible for benefits under subsection 3.4(e). An employee in the job categories of National, Regional or International Director becomes a Modified Participant in the Plan on the date he or she becomes eligible for benefits under subsection 3.4(f).

2.2  CONDITIONS  OF  INELIGIBILITY.

     An  otherwise  eligible  employee  shall  not be eligible for severance pay
                                        ----------------------
under  the  Plan  if:

     (a) employment with the Employer terminates by reason of discharge for cause including, but not limited to, violations of the Company's policies or Code of Business Ethics, willful or grossly negligent breach of the participant's duties as an employee of the Employer, fraud, embezzlement, theft, falsification of documents, use or distribution on premises of illegal drugs, refusal to co-operate with an investigation, or any other similar dishonest conduct;

     (b) employment with the Employer terminates involuntarily as a result of poor performance, as determined by the Plan Administrator;

     (c) employment with the Employer terminates by reason of death of the employee;

     (d) employment with Employer terminates voluntarily for any reason, including retirement, resignation, or job abandonment;

     (e) at the time of his or her termination, the employee is entitled to any form of disability benefit, salary continuation or workers' compensation, provided however, that an employee whose disability benefits, salary continuation or workers' compensation ends and who cannot be placed in employment with an Employer shall then become eligible for severance pay under the Plan;

     (f) Employment with an Employer is involuntarily terminated after the employee refuses a position with an Employer, a subsidiary, an affiliate, a client, or a company that takes over a client assignment that an Employer loses, provided that such position is reasonably comparable in responsibility and salary, and is in the same general location (the Administrator shall have sole discretion to determine whether the position offered constitutes a "reasonably comparable" position for purposes of this subparagraph);

     (g) the employee has not remained employed with an Employer until the date of any qualifying job elimination, permanent reduction in work force, or permanent shut down of a facility, department or subdivision, regardless of whether an advance announcement was made before such event. If an employee does not remain employed with an Employer until the last work day of an event described in this subparagraph, no benefits under the Plan are payable to the employee;

     (h) the Plan is terminated, whether or not the Company provided prior notice concerning the termination of the Plan;

     (i) an employee's employment is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of the business of an Employer;

     (j) an employee takes a position with the same or another Employer, a subsidiary, an affiliate of an Employer, or a client or company that takes over a client assignment that the Employer loses or assumes that position;

     (k) employment with an Employer terminates involuntarily as a result of the loss of a property or facility management assignment within the Corporate Property Services, Leasing & Management or Retail business units, as determined in the sole discretion of the Administrator. For purposes of this subparagraph, loss of a property or facility management assignment shall include the resignation or relinquishment by an Employer of a property or facility management assignment;

     (l) an employee is terminated after a client of the Employer requests that the employee cease providing services at the client's premises;

     (m) except as provided in subsection 3.4(e) in the case of a GEC Participant, an employee is entitled to severance benefits under any other plan, program or arrangement maintained by an Employer.

Except as provided in subsection 3.4(e), in no event shall any participant's severance pay benefit exceed an amount equal to 24 months of the participant's base pay.

                                    SECTION 3

                                  PLAN BENEFITS


3.1  PAY.

     "Pay" for purposes of the Plan shall mean:

     (a) for salaried employees, the participant's regular base monthly salary (excluding any target bonus and/or value added compensation, cost of living adjustment ("COLA"), or any other type or form of compensation); or

     (b) for hourly employees, monthly pay determined by multiplying the participant's base hourly compensation rate by the monthly average of the number of regularly scheduled work days in the three calendar months preceding the participant's termination of employment.

Pay rates will be the rates in effect on a participant's last date of employment with an Employer. Any performance or merit reviews that are pending or in process shall not affect the amount of any severance pay benefit. In determining the amount of a participant's weekly pay for purposes of subsection 3.4, the monthly amounts determined above shall be multiplied by twelve, then divided by a factor of 52.

3.2  FULL  YEARS  OF  CONTINUOUS  SERVICE.

     A participant's "full years of continuous service" for purposes of the Plan shall mean the number of completed twelve-consecutive month periods, prior to his or her employment termination date, measured from the participant's last date of hire by an Employer, determined in accordance with the Employer's personnel records. No fractional years of service are counted under the Plan. An employee's service remains "continuous" despite a break in service, provided the employee has incurred only one break in service and it is less than 12 months in duration, and such employee repays any severance benefit paid by the Employer or subsidiary attributable to such service before the break in service. For purposes of the preceding sentence, and disregarding fractional years, an employee's number of full years of continuous service:

     (a)  before such a break in service, and

     (b)  after such a break in service

shall be added together and the sum shall be the employee's number of full years of continuous service.

3.3  BASE  SEVERANCE.

     A participant who is eligible for severance pay under the Plan shall be entitled to receive as base severance pay an amount equal to one-half month of Pay as of the date of his or her termination from the Employer.

3.4  ENHANCED  SEVERANCE.

     In addition to the base severance pay that an eligible employee is entitled to receive under the subsection 3.3 of the Plan, an eligible employee who satisfies all of the conditions of the Plan (specifically including the execution of the Severance Agreement and General Release described in subsection 3.5) will be entitled to enhanced severance pay in an amount determined by multiplying the participant's number of full years of continuous service, times the applicable multiplier from the table below, times the participant's weekly Pay (as described in subsection 3.1), and the result so determined shall not be less than the minimum number of months of Pay as set forth in column (c) of the following table, but shall not exceed the maximum number of months of Pay as set forth in column (d) of the following table:

-------------------------------------------------------------------------------------------
        (a)                       (b)                       (c)                  (d)
   Position Level        Applicable Multiplier        Minimum Months       Maximum Months
                     (Applicable to Participant's   of Pay (as defined   of Pay (as defined
                      Weekly Pay x Full Years of    in subsection 3.1)   in subsection 3.1)
                          Continuous Service)
-------------------------------------------------------------------------------------------
International &                    3                     6 Months             15 Months
Regional Director
-------------------------------------------------------------------------------------------
National &                         2                      1 Month             9 Months
Associate Director
-------------------------------------------------------------------------------------------
Exempt Staff                       1                      1 Month             6 Months
-------------------------------------------------------------------------------------------
Non-Exempt Staff                   1                      1 Month             3 Months
-------------------------------------------------------------------------------------------

Under the circumstances set forth in subsection 3.4(e) with respect to GEC Participants, enhanced severance pay for a GEC Participant will be separately calculated pursuant to such subsection 3.4(e).

In addition to the amount of severance set forth in subsections 3.3 and 3.4, the following additional benefits are provided:

     (a)  Benefit  Continuation.  If  the  participant  elects  COBRA,  as
          ---------------------
          defined in subsection 3.9, continuation coverage, for each month that such coverage continues the Employer will reimburse a participant for a portion of the cost of medical and dental insurance coverage, subject to subsection 3.9, and further subject to the following limits:

          (i) the Employer will cease reimbursing such costs beginning with the same month the participant ceases to be covered by COBRA; and

          (ii) in no event will the Employer reimburse such costs for more than the number of weeks for which enhanced severance pay is payable, as determined above or in subsection 3.4(e), regard-less of the form in which payment is actually made.
               The number of weeks for which enhanced severance pay is payable shall be determined without regard to whether such severance pay is paid in a lump sum.

     (b)  Outplacement  Counseling  Services.  The  Employer  will  provide
          ----------------------------------
          each participant with outplacement counseling services to be provided by a firm of the Employer's choice. The nature of such services, its duration and all other terms and conditions shall be determined by the Employer.

     (c)  Timing  and  Consideration.  Each  of  the  enhanced  severance
          --------------------------
          arrangements described in this subsection 3.4 will become available to a participant beginning after the seven day revocation period following the execution of the Severance Agreement and General Release as described below. The consideration for this voluntary Severance Agreement and General Release shall be the enhanced severance, Employer-provided benefits and outplacement counseling services, if applicable, to which the participant otherwise would not be entitled. Benefits are payable at the time and in the manner described in subsection 4.2.

     (d)  Prorated  Target  Bonus.  The  provisions  in  this  subsection
          -----------------------
          3.4(d) shall apply exclusively to Plan participants who: (i) have target bonuses; and (ii) are not GEC Participants as defined in subsection 3.4(e); (a "Target Bonus Participant").

          In the event a Target Bonus Participant has otherwise satisfied all of the conditions of the Plan for enhanced severance under subsection 3.4 (specifically including executing the Severance Agreement and General Release described in subsection 3.5), such Target Bonus Participant may receive a prorated share of his or her target bonus for the year of termination, subject to the Employer's then existing practice of determining discretionary bonus payments. Payment of bonuses is within the Employer's sole discretion, and may be made, if at all, subject to year-to-year variations. Factors included in considering individual bonus awards include, without limitation, the employee's performance against specific objective and subjective standards developed with his or her manager, subjective evaluation by management, and the anticipated performance of the Employer, region and business unit. A consideration of these factors may lead to a Target Bonus Participant receiving more than, less than, or none of his or her prorated target bonus. Any bonus payment shall be less any required payroll deductions.

          Furthermore, except as specifically otherwise provided in this subsection 3.4(d), all of the other provisions and conditions of the Plan shall be applicable to enhanced severance payable to a Target Bonus Participant.

     (e)  GEC Supplemental  Benefit.  The  provisions  in  this  subsection
          -------------------------
          3.4(e) shall apply exclusively to each of those individuals who is a member of the Company's Global Executive Committee (the "GEC") or any successor global management committee to the GEC as may be designated as such by the Company at the time of his or her termination. As of May 1, 2004, the GEC consists of the Company's Global Chief Executive Officer, Global Chief Financial Officer and the Chief Executive Officers of each of the Company's Americas, Europe, Asia-Pacific and LaSalle Investment Management operating units (each a "GEC Participant" and collectively the "GEC Participants"). (Notwithstanding the foregoing, this subsection shall not apply to, and the GEC Participants shall not include, the Company's interim Chief Executive Officer elected as such on January 7, 2004.)

          In the event that the employment of a GEC Participant with the Employer ends due to an involuntary termination for any reason other than those set forth in subsections 2.1 or 2.2(a),
          (b),  (c),  (d),  (e),  (f),  (g), (j), (k) or (n), then such GEC
          Participant, if he or she has satisfied all of the conditions of the Plan (specifically including executing the Severance Agreement and General Release described in subsection 3.5), will be entitled to enhanced severance pay equal to the sum of: (1) fifty-two times the GEC Participant's weekly Pay, plus (2) an amount equal to the annual target bonus then in effect for such GEC Participant. Such enhanced severance pay shall be payable in a lump sum.

     In addition to the foregoing amounts:

          (i) if a GEC Participant is terminated under this subsection 3.4(e) between January 1 in a given year and the date thereafter on which the Company pays bonuses in respect of the previous year (the "Bonus Payment Date"), then the GEC Participant shall remain eligible to receive his or her bonus on the Bonus Payment Date subject to the Company's then existing practice of determining discretionary bonus payments and otherwise subject to the considerations with respect to the payments of bonuses set forth in subsection 3.4(d);

          (ii) if a GEC Participant is terminated under this subsection 3.4(e) between the Bonus Payment Date and June 30 of any given year, then the GEC Participant shall not be eligible to receive any further bonus payment beyond any bonus paid in respect of the then previous Bonus Payment Date; and

         (iii) if a GEC Participant is terminated under this subsection 3.4(e) between June 30 and December 31 (inclusive) of any given year, then when the Company calculates and pays bonuses in the following year, such GEC Participant may receive a prorated share of his or her target bonus for the year of termination, subject to the Employer's then existing practice of determining discretionary bonus payments and otherwise subject to the considerations with respect to the payments of bonuses set forth in subsection 3.4(d).

          After termination under this subsection 3.4(e), a GEC Participant shall not be eligible to receive any bonus payments except as specifically contemplated in this subsection as set forth above.

          In the case of subsection 2.2(g), it shall be the Compensation Committee (rather than the Plan Administrator) that has the discretion to determine whether the position offered to a GEC Participant constitutes a "reasonably comparable" position (which in any event may only with the Company or one of its subsidiaries). In the case of subsection 2.2(n), the GEC
          Participant shall be permitted to elect whether to receive severance payments under this Plan or under such other plan, program or arrangement (including an employment agreement) with respect to which he or she may be entitled to receive severance (or "Garden Leave") benefits, but shall not be entitled to receive payments under both. Such election must be made on or after the date the GEC Participant is terminated and before the GEC Participant receives severance payments from an Employer under any plan, program or arrangement, including this Plan, for such termination. Payment of severance under this Plan shall not, however, preclude payment of any other benefits (such as, for example, with respect to health care) that may otherwise be provided under any separate plan, program or arrangement (including an employment agreement).

          For avoidance of doubt, the provisions of the Plan shall apply according to its terms if the particular circumstances set forth in subsection 2.1 of the Plan cause a GEC Participant's employment to end. Furthermore, except as specifically otherwise provided in this subsection 3.4(e), all of the other provisions and conditions of the Plan shall be applicable to enhanced severance payable to a GEC Participant.

     (f) Modified Participant Benefit. The provisions in this subsection 3.4(f) shall apply exclusively to individuals who
          (1) are individuals in the job categories of National, Regional or International Director whose employment is involuntarily terminated, (2) are otherwise not eligible for severance benefits as participants under the Plan, and (3) are not ineligible for severance benefits under Section 2.2(a), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l),
          (m) or (n) of the Plan. A person meeting all the criteria in the previous sentence shall be deemed to be a "Modified Participant." In the event of such termination, then such Modified Participant, if he or she satisfies all of the conditions of the Plan (specifically including executing the Severance Agreement and General Release described in subsection 3.5), will be entitled to the following enhanced severance payment, in addition to the base severance under section  3.3:

          A.   If terminated  after  Performance  Counseling:
               i. For National Directors - one-half (1/2) month base compensation
               ii. For Regional or International Directors - one and one-half (1 1/2) months base compensation.

          B. If terminated without Performance Counseling - one-half of the enhanced severance benefits to which the Modified Participant would have been eligible had the Modified Participant been an eligible Participant under the Plan.

          For purposes of this Amendment, "Performance Counseling" shall mean the written memorandum or memoranda explaining a performance deficiency, and/or a thirty (30) day period from the first written memorandum. "Terminated after Performance Counseling" shall mean involuntary termination within 6 months of Performance Counseling, which shall be 6 months after the date on which the 30 days from the first written memorandum expires or the date of the last written memorandum, whichever is later. Terminations outside 6 months after Performance Counseling shall be considered terminations "without Performance Counseling."

3.5  CONDITIONS  TO  PAYMENT  OF  ENHANCED  SEVERANCE  BENEFITS.

     As a condition to receiving the enhanced severance benefits described in subsection 3.4, each participant is required to:

     (a) Execute and submit within the allotted time, a Severance Agreement and General Release in the form prescribed. A participant may be required to re-execute the release on his or her date of separation, if necessary. If a participant's signed release is not returned by the deadline, no enhanced severance benefits are provided. If a participant revokes the Severance Agreement and General Release within the seven day revocation period, no enhanced severance benefits will be provided.

     (b) Return all Employer property (including, but not limited to computers, keys, credit cards, documents, records, identification cards and equipment) on or before his or her termination of employment.

     (c) Repay all loans or other amounts due to the Employer including, without limitation, any outstanding corporate credit card balances or negative paid-time-off balances. Any loans or other amounts due from the employee shall be set off against and deducted from the severance amount otherwise due the employee under the Plan.


3.6  REPAYMENTS  AND  FORFEITURES.

     Notwithstanding any other provision of the Plan, any participant who accepts benefits under the Plan shall reimburse the Employer for the full amount of any benefits he or she received under the Plan if the participant subsequently discloses any of the Employer's trade secrets, violates any written covenants between such participant and the Employer or otherwise engages in conduct that may adversely affect the Employer's reputation or business relations. In addition, any participant described in the preceding sentence shall forfeit any right to benefits under the Plan which have not yet been paid. If, and to the extent required by the terms of any agreement between the Employer and a third party concerning the sale or transfer of all or any portion of the Employer, any participant whose employment is involuntarily terminated in conjunction with such sale and who becomes a direct competitor of such third party or is employed by a direct competitor of such third party shall forfeit any right to any additional benefits under the Plan which have not yet been paid. In addition, repayments of benefits may be required as provided in subsection 3.2.

3.7  OFFSET FOR OTHER BENEFITS OR AMOUNTS DUE.

     Except as provided in subsection 3.4(e), the amount of any benefits payable to a participant under the Plan shall be reduced on a dollar-for-dollar basis by any separation, termination or similar benefits that an Employer, subsidiary or affiliate pays or is required to pay to such participant through insurance or otherwise under any plan, program or contract of the Employer, subsidiary or affiliate, or under any federal or state law.

3.8  NON-SOLICITATION  OF  EMPLOYEES  AND  CLIENTS.

     As a condition to receiving enhanced severance benefits, each participant shall execute a release in a form specified by the Employer, containing the participant's agreement to the following restrictions: during the period severance is payable, or during the period of twelve (12) months after termination, whichever is longer, the participant shall not (i) solicit or induce any other employees of an Employer or subsidiary to leave the employ of the Employer; (ii) solicit or induce any of an Employer's or subsidiary's clients to discontinue or reduce the extent of such relationship with the Employer or subsidiary; or (iii) assist, perform services for, or have any equity interest in any of an Employer's or subsidiary's clients. If a participant fails to comply with such restrictions, any remaining unpaid benefits under the Plan shall not be paid and the Employer may pursue all legal remedies available to it, including recovery of severance already paid. The Employer has the sole discretion to determine whether an entity is a "client" of Employer or a subsidiary.

3.9  CONTINUATION  COVERAGE  BENEFITS.

     If a participant elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Employer will subsidize a portion of the premium for such continuation coverage until the occurrence of the earlier: (1) the date that Employee becomes covered under another group plan or (2) the last day of Employee's severance pay period. The Employer will subsidize the premium to the extent that the participant would otherwise be required to pay more for such coverage during such period than a similarly situated active employee would be required to pay for comparable coverage. After the end of the severance pay period, the participant will be required to pay the full premium for any remaining COBRA continuation coverage. The payment of benefits under the Plan shall in no way affect a participant's COBRA coverage, which coverage shall terminate in accordance with the COBRA coverage provisions of the Employer's medical and dental plans covering the participant.

3.10 BENEFITS  FOR  FORMER  MOTOROLA  EMPLOYEES.

     Notwithstanding any provision of this Plan to the contrary, if any Former Motorola Employee is terminated other than for Cause within five years of the Transfer Date such Former Motorola Employee will be entitled to the greater of:
(i) the benefits available under this Plan; or (ii) the benefits described in the Motorola Severance Plan then in effect (but not to exceed the benefits levels in effect under the Motorola Severance Plan as of the Transfer Date). For purposes of calculating these benefits, such Former Motorola Employee's service with Motorola, Inc. shall be credited according to the terms of the Agreement. If a release of claims was required in order to obtain benefits under the Motorola Severance Plan, then the Former Motorola Employee must execute a release of claims against the Employers as described in subsection 3.5 of this Plan in order to be entitled to such benefits. Notwithstanding the foregoing, no employee will be entitled to benefits under both this Plan and the
                                                          ----
Motorola Severance Plan. The terms "Cause," "Transfer Date," and "Motorola Severance Plan" for purposes of this subsection have the same meaning as they do in the Agreement.

3.11 BENEFITS  FOR  FORMER  PROCTER  &  GAMBLE  EMPLOYEES.

     Notwithstanding any provision of this Plan to the contrary, if a Former Procter & Gamble Employee is terminated other than for Cause prior to September 1, 2005, the Former Procter & Gamble Employee will be entitled to benefits calculated under the Procter & Gamble Severance Plan rather than the benefits normally calculated under this Plan. If a release of claims was required in order to obtain benefits under the Procter & Gamble Severance Plan, then the Former Procter & Gamble Employee must execute a release of claims against the Employers as described in subsection 3.5 of this Plan in order to be entitled to such benefits. Effective September 1, 2005, the Former Procter & Gamble Employee's benefits under the Plan, if any, will be determined according to the provisions of the Plan other than this subsection 3.11 based on the Former Procter & Gamble Employee's date of hire with the Employer. Notwithstanding the foregoing, no Former Procter & Gamble Employee will be simultaneously entitled to benefits under both this Plan and the Procter & Gamble Severance Plan.
                     ----

                                    SECTION 4

                               PAYMENT OF BENEFITS

4.1  RELEASE.

     No enhanced severance pay benefits under subsection 3.4 of the Plan shall be payable to any participant until such participant has executed a release (as described in subsection 3.5) of all of such participant's then existing rights and legal claims against the Employers and their subsidiaries and affiliates.

4.2  FORM  OF  PAYMENT.

     Subject to the conditions and limitations of any applicable supplement to the Plan, benefits shall be paid in equal installments according to the Employer's normal payroll schedule; provided, that all benefit payments to a participant must be completed within 24 months following the date on which the participant's employment terminates. The Employer may, in its sole discretion, elect to pay benefits in a lump sum. Notwithstanding the foregoing, all severance payments made pursuant to subsection 3.4(e) shall be made in a lump sum. All payments made under the Plan are subject to reduction for withholding. Severance payments made under this Plan are not considered eligible wages for any other Employer-provided benefits, including the 401(k) plan.

4.3  DEATH  BENEFITS.

     In the event of a participant's death before he or she receives all benefits to which he or she otherwise would be entitled under the Plan, payment of his or her benefits shall be made to his or her beneficiary in installments or a lump sum, as determined by the Company. By signing a form furnished by the Employer (and approved by the Company), each participant may designate any person or persons to whom his or her benefits are to be paid if he or she dies before he or she receives all of his or her benefits. A beneficiary designation form will be effective only when the form is filed with the Employer while the participant is still alive and will cancel all beneficiary designation forms previously filed by the participant with the Employer with respect to this Plan. If a deceased participant has failed to designate a beneficiary as provided above, or if the designated beneficiary predeceases the participant, payment of the participant's benefits shall be made to his or her estate. If a designated beneficiary dies before complete payment of any benefits attributable to a participant, remaining benefits shall be paid to the beneficiary's estate.


                                    SECTION 5

                             FINANCING PLAN BENEFITS

     All benefits payable under this Plan shall be paid directly by the Employers out of their general assets. The Employers shall not be required to segregate on their books or otherwise any amount to be used for the payment of benefits under this Plan.


                                    SECTION 6

                                  REEMPLOYMENT

     If a participant who is entitled to receive benefits under the Plan is reemployed by an Employer, by any enterprise in which the Employer owns an interest, or by any acquiror of all or a portion of an Employer (whether by stock or assets) before all his or her benefits have been paid, any benefits remaining to be paid will be forfeited.


                                    SECTION 7

                                  MISCELLANEOUS


7.1  INFORMATION  TO  BE  FURNISHED  BY  PARTICIPANTS.

     Each participant must furnish to his or her Employer such documents, evidence, data or other information as the Employer considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each participant are provided on the condition that he or she furnish full, true and complete data, evidence or other information, and that he or she will promptly sign any document related to the Plan, requested by his or her Employer.

7.2  EMPLOYMENT  RIGHTS.

     The Plan does not constitute a contract of employment and participation in the Plan will not give a participant the right to be rehired or retained in the employ of an Employer on a full-time, part-time or any other basis or to be retrained by the Employer, nor will participation in the Plan give any participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Participants remain employees "at-will." Nothing in the Plan guarantees that a participant will receive his or her target bonus during his or her employment with Employer.

7.3  EMPLOYER'S  AND  ADMINISTRATOR'S  DECISION  FINAL.

     Any interpretation of the Plan and any decision on any matter within the discretion of an Employer or Administrator made by the Employer or Administrator in good faith is binding on all persons. The Administrator will establish and maintain a written procedure under which participants may submit claims for benefits, and may request reviews of denied claims.

7.4  EVIDENCE.

     Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

7.5  UNIFORM  RULES.

     In managing the Plan, the Employers will apply uniform rules to all participants similarly situated. The Plan Administrator may make such other awards of severance benefits to any employee or group of employees as he or she deems desirable, pursuant to conditions and procedures established in writing from time to time in accordance with the terms of the Plan and as are incorporated in the Plan.

7.6  GENDER  AND  NUMBER.

     Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

7.7.  ACTION  BY  EMPLOYER.

     Any action required of or permitted by the Company or an Employer under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, by a person or persons authorized by resolutions of its Board of Directors or such committee, or by the Administrator. An amendment to the Plan that is approved subsequently by resolution of the Board of Directors or a duly authorized committee of the Board of Directors may have retroactive effect.

7.8  CONTROLLING  LAWS.

     Except to the extent superseded by ERISA, the laws of the State of Illinois shall be controlling in all matters relating to the Plan.

7.9  INTERESTS  NOT  TRANSFERABLE.

     Subject to subsection 3.7, the interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code or any state's income tax act, or pursuant to an agreement between a participant and the Employer, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

7.10  MISTAKE  OF  FACT.

     Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

7.11  SEVERABILITY.

     In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

7.12  WITHHOLDING.

     The Employers reserve the right to withhold from any amounts payable under this Plan all federal, state, city, and local taxes as shall be legally required and any applicable insurance or health coverage premiums, as well as any other amounts authorized or required by Employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.

7.13  EFFECT  ON  OTHER  PLANS  OR  AGREEMENTS.

     Payments or benefits provided to a participant under any Employer stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. Any obligations or duties of a participant pursuant to any non-competition or other agreement with an Employer shall be governed solely by the terms of such agreement and shall not be affected by the terms of this Plan.

7.14  NON-DUPLICATION.

     No person will be entitled to benefits under this Plan who is entitled to severance or similar benefits under any other plan or arrangement of an Employer, unless otherwise expressly provided in this Plan.

7.15  NO  VESTED  RIGHTS.

     No person shall acquire any vested rights to any benefits described in the Plan, and the Company reserves the right to discontinue such benefits at any time, as further provided in subsection 8.1.


                                    SECTION 8

                            AMENDMENT AND TERMINATION


8.1  AMENDMENT  AND  TERMINATION.

     The Company reserves the right to amend the Plan at any time and to alter, reduce or eliminate any benefit under the Plan (in whole or in part) at any time or to terminate the Plan at any time, as to any class or classes of covered employees (including former or retired employees), with or without notice. Any amendment or termination of the Plan by the Company shall be made in accordance with the procedures set forth in subsection 7.7. Notwithstanding the foregoing, the terms of subsection 3.4(e) shall remain effective for each GEC Participant, and may not be amended or terminated, until the date of such GEC Participant's termination of employment from the Employer or until such time as the GEC Participant's severance benefits have been superceded by some other severance plan, program or arrangement (including an employment agreement entered into after May 1, 2004) with the Employer.

8.2  NOTICE  OF  AMENDMENT  OR  TERMINATION.

     Participants will be notified of any material amendment or termination of the Plan within a reasonable time.